Exhibit 99.1
Weatherford Completes Redomestication to Switzerland
HOUSTON, Feb. 26/PRNewswire-FirstCall/ — Weatherford International Ltd. (NYSE: WFT) announced that it has completed its redomestication to Switzerland. In the redomestication, each outstanding common share of Weatherford International Ltd., the Bermuda company, was exchanged for one registered share of Weatherford International Ltd., the Swiss company. The shares of the Swiss Weatherford parent company are listed on the New York Stock Exchange under the trading symbol “WFT”, the same symbol under which the common shares of the Bermuda company were listed.
Shareholders who hold Weatherford shares in book entry form or in “street name” through a brokerage do not need to take any action to effect the exchange. Shareholders of record who hold Weatherford share certificates should receive a letter of transmittal by mail in the coming weeks that will allow them to surrender their certificates and apply for enrollment in the share register of the Swiss Weatherford parent.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 45,000 people worldwide.

Contact:	Andrew P. Becnel Chief Financial Officer	713-693-4136

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.